FOR IMMEDIATE RELEASE:

NVIDIA Reports Financial Results for Second Quarter Fiscal Year 2012

•	Revenue increased 5.7 percent to $1.02 billion from $962.0 million in the previous quarter.

•	GAAP net income was $151.6 million, or $0.25 per diluted share; non-GAAP net income was $193.5 million, or $0.32 per diluted share.

•	GAAP gross margin increased to 51.7 percent, a record for the fourth consecutive quarter; non-GAAP gross margin increased to 51.9 percent from the first quarter’s 50.6 percent.

SANTA CLARA, Calif.—Aug. 11, 2011—NVIDIA (NASDAQ: NVDA) today reported revenue of $1.02 billion for the second quarter of fiscal 2012 ended July 31, 2011, up 5.7 percent from the prior quarter, and up  25.3 percent from $811.2 million in the same period a year earlier.

(in millions except per share data)	Q2 FY12 GAAP	Q1 FY12 GAAP	Q2 FY12 NON-GAAP	Q1 FY12 NON-GAAP
Revenue	$1,017	$962.0	$1,017	$962.0
Gross Margin	51.7%	50.4%	51.9%	50.6%
Operating Expenses	$351.3	$329.6	$306.0	$296.8
Net Income	$151.6	$135.2	$193.5	$165.7
Earnings Per Share	$0.25	$0.22	$0.32	$0.27

On a GAAP basis, the company recorded net income of $151.6 million, or $0.25 per diluted share, for the second quarter of fiscal 2012.  This includes a two-cent dilutive impact from the Icera acquisition.  It compares with net income of $135.2 million, or $0.22 per diluted share, in the prior quarter. In the same period a year earlier, the company had a net loss of $141.0 million, or $0.25 per diluted share.

On a non-GAAP basis – which excludes stock-based compensation, amortization of acquisition-related intangible assets, other acquisition related costs, and the tax impact associated with these items – net income was $193.5 million, or $0.32 per diluted share. That compares with net income of $165.7 million, or $0.27 per diluted share, in the prior quarter, and net income of $47.6 million, $0.08 per share, in the same period a year earlier.

GAAP gross margin was 51.7 percent, a fourth consecutive record, compared with 50.4 percent in the previous quarter and 16.6 percent in the same period a year earlier.  Non-GAAP gross margin, at 51.9 percent, was also a record, and compares with 50.6 percent in the prior quarter and 39.2 percent in the same period a year earlier.

“We grew solidly this quarter,” said Jen-Hsun Huang, NVIDIA president and chief executive officer. “Consumer demand for notebooks powered by our GeForce GPU, with its unique Optimus technology, resulted in record revenue for these products.

“The future of computing is mobile and visual. With Tegra’s momentum and our growing GPU businesses, we are ideally positioned to lead the industry forward,” he said.

Outlook

Our outlook for the third quarter of fiscal 2012 is as follows:

•	Revenue is expected to be up 4 to 6 percent from the second quarter

•	GAAP and non-GAAP gross margins are expected to be flat

•	GAAP operating expenses are expected to be in the range of $361 million to $366 million; non-GAAP operating expenses are expected to be $319 million to $321 million

•	Our GAAP and non-GAAP tax rates are both expected to be 15 to 17 percent

We estimate depreciation and amortization for the second quarter to be approximately $53 million to $57 million.  Capital expenditures are expected to be in the range of $25 to $35 million.

Diluted shares for the third quarter are expected to be approximately 615 million.

Note: this outlook now includes Icera.

Second Quarter Fiscal 2012 and Recent Highlights:

•	NVIDIA completed the Icera acquisition on June 10, 2011.
•	NVIDIA launched the GeForce GTX 580M for gaming notebooks.
•	Optimus™, our notebook power-saving technology, is now available through our whole range of GPUs, top to bottom, and across three generations.
•	NVIDIA Tesla processors power the fastest supercomputer in Russia.
•
NVIDIA and its partners launched six new Tegra®-based superphones (up from two in the previous quarter), including the Motorola Photon 4G and Samsung Galaxy R; and four new tablets, including the Samsung Galaxy Tab 10.1.

CFO Commentary
Commentary on the quarter by Karen Burns, NVIDIA interim chief financial officer, is available at www.nvidia.com/ir.

Conference Call and Webcast Information
NVIDIA will conduct a conference call with analysts and investors to discuss its second quarter fiscal 2012 financial results and current financial prospects today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  To listen to the call, please dial (706) 679 2572.  A live webcast (listen-only mode) of the conference call will be accessible at the NVIDIA investor relations web site www.nvidia.com/ir and at www.streetevents.com.  The webcast will be recorded and available for replay until the company's conference call to discuss its financial results for its third quarter fiscal 2012.

Non-GAAP Measures
To supplement NVIDIA’s Condensed Consolidated Statements of Operations and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP net income, and non-GAAP net income per share.  In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude a charge related to the weak die/packaging material set that was used in certain versions of NVIDIA’s previous generation MCP and GPU products, net of insurance reimbursement, stock-based compensation, amortization of acquisition-related intangible assets, other acquisition-related costs, and the associated tax impact of these items, where applicable.  NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

About NVIDIA

NVIDIA (NASDAQ:NVDA) awakened the world to the power of computer graphics when it invented the GPU in 1999. Since then, it has consistently set new standards in visual computing with breathtaking, interactive graphics available on devices ranging from tablets and portable media players to notebooks and workstations. NVIDIA's expertise in programmable GPUs has led to breakthroughs in parallel processing which make supercomputing inexpensive and widely accessible. The Company holds more than 1,900 issued patents worldwide, including ones covering designs and insights that are essential to modern computing. For more information, see www.nvidia.com.

Certain statements in this press release including, but not limited to statements as to:  the future of computing; Tegra’s momentum; the strength of the company’s GPU business; the company’s positioning to shape the future of computing; the company’s financial outlook for the third quarter of fiscal 2012; efforts to increase gross margin and control operating expenses; the company’s strategic investments in the mobile space; and the effects of the company’s patents on modern computing are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners products;  design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the reports  NVIDIA files with the Securities and Exchange Commission, or SEC, including its Form 10-Q for the fiscal period ended May 1, 2011.  Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge.  These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

© 2011 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, GeForce, Tegra and Tesla are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries. Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

###

For further information, contact:

Rob Csongor	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 566-6373	(408) 566-5150
rcsongor@nvidia.com	rsherbin@nvidia.com

NVIDIA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 31,	August 1,	July 31,	August 1,
	2011	2010	2011	2010

Revenue	$1,016,517	$811,208	$1,978,556	$1,813,021
Cost of revenue	491,233	676,916	968,769	1,222,352
Gross profit	525,284	134,292	1,009,787	590,669
Operating expenses
Research and development	247,721	210,635	479,245	428,740
Sales, general and administrative	103,533	98,864	201,650	189,743
Total operating expenses	351,254	309,499	680,895	618,483
Operating income (loss)	174,030	(175,207)	328,892	(27,814)
Interest and other income, net	3,517	6,160	5,140	9,492
Income (loss) before income tax expense	177,547	(169,047)	334,032	(18,322)
Income tax expense(benefit)	25,974	(28,086)	47,240	(14,955)
Net income(loss)	$151,573	$(140,961)	$286,792	$(3,367)

Basic net income (loss) per share	$0.25	$(0.25)	$0.48	$(0.01)
Diluted net income (loss) per share	$0.25	$(0.25)	$0.47	$(0.01)

Shares used in basic per share computation	601,340	572,764	598,077	569,971
Shares used in diluted per share computation	613,934	572,764	615,552	569,971

NVIDIA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	July 31,	January 30,
	2011	2011
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$2,474,496	$2,490,563
Accounts receivable, net	419,944	348,770
Inventories	361,911	345,525
Prepaid expenses and other current assets	61,206	42,092
Total current assets	3,317,557	3,226,950

Property and equipment, net	550,896	568,857
Goodwill	593,513	369,844
Intangible assets, net	358,136	288,745
Deposits and other assets	93,512	40,850
Total assets	$4,913,614	$4,495,246

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$297,813	$286,138
Accrued liabilities and other current liabilities	662,486	656,544
Total current liabilities	960,299	942,682

Other long-term liabilities	241,353	347,713
Capital lease obligations, long term	22,493	23,389
Stockholders' equity	3,689,469	3,181,462
Total liabilities and stockholders' equity	$4,913,614	$4,495,246

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three months ended			Six Months Ended
	July 31,	May 1,	August 1,	July 31,	August 1,
	2011	2011	2010	2011	2010

GAAP gross profit	$525,284	$484,503	$134,292	$1,009,787	$590,669
GAAP gross margin	51.7%	50.4%	16.6%	51.0%	32.6%
Stock-based compensation expense included in cost of revenue (A)	2,748	2,477	2,289	5,225	4,092
Net charge against cost of revenue arising from a weak die/packaging material set (B)	-	-	181,193	-	181,193

Non-GAAP gross profit	$528,032	$486,980	$317,774	$1,015,012	$775,954
Non-GAAP gross margin	51.9%	50.6%	39.2%	51.3%	42.8%

GAAP operating expenses	$351,254	$329,641	$309,499	$680,895	$618,483
Stock-based compensation expense included in operating expense (A)	(33,202)	(29,262)	(22,342)	(62,464)	(45,716)
Amortization of acquisition-related intangible assets	(4,454)	(2,296)	(2,295)	(6,750)	(4,591)
Net charge against operating expenses arising from a weak die/packaging material set (B)	-	-	(12,705)	-	(12,705)
Other acquisition-related costs (C)	(7,562)	(1,255)	-	(8,817)	-
Non-GAAP operating expenses	$306,036	$296,828	$272,157	$602,864	$555,471

GAAP net income (loss)	$151,573	$135,219	$(140,961)	$286,792	$(3,367)
Total pre-tax impact of non-GAAP adjustments	47,966	35,290	220,824	83,256	248,297
Income tax impact of non-GAAP adjustments	(5,994)	(4,796)	(32,217)	(10,790)	(28,325)
Non-GAAP net income	$193,545	$165,713	$47,646	$359,258	$216,605

Diluted net income (loss) per share
GAAP	$0.25	$0.22	$(0.25)	$0.47	$(0.01)
Non-GAAP	$0.32	$0.27	$0.08	$0.58	$0.38

Shares used in diluted net income (loss) per share computation	613,934	613,474	572,764	615,552	569,971

Computation of Icera diluted net income (loss) impact:
Net income (loss)	$(12,437)
Diluted net income (loss) per share	$(0.02)
Shares used in diluted net income (loss) per share computation	613,934

(A) Excludes stock-based compensation as follows:	Three months ended			Six months ended
	July 31,	May 1,	August 1,	July 31,	August 1,
	2011	2011	2010	2011	2010
Cost of revenue	$2,748	$2,477	$2,289	$5,225	$4,092
Research and development	$21,697	$18,589	$14,532	$40,286	$29,146
Sales, general and administrative	$11,505	$10,673	$7,810	$22,178	$16,570

(B) Excludes a charge related to the weak die/packaging material set, net of insurance reimbursement.
(C) Other acquisition-related costs comprise of transaction costs, compensation charges and restructuring costs related to the acquisition of Icera, Inc.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK
(In millions)

	Q3 FY2012 Outlook
	October 30,	October 30,
	2011	2011

	LOW	HIGH

GAAP operating expenses	$360.5	$365.5
Stock-based compensation expense included in operating expense	(31.5)	(32.5)
Amortization of acquisition-related intangible assets	(4.5)	(5.5)
Other acquisition-related costs (A)	(5.5)	(6.5)
Non-GAAP operating expenses	$319.0	$321.0

(A) Other acquisition related costs comprise of transaction costs, compensation charges and restructuring costs related to the acquisition of Icera, Inc.